Exhibit 10.100

I.C. Isaacs and Company

June 11, 2002

Danielle Lambert

New York, New York

Dear Danielle:

As we discussed, this letter sets forth our agreement with respect to the terms and conditions of your continued employment by I.C. Isaacs & Company LP:

1.                                       Your position will continue to be Vice President of Merchandising for the Girbaud Division and you will continue to report to me.

2.                                       Effective beginning June 10, 2000, you will be paid a weekly salary based upon an increased annual rate of $180,000 annually, to be paid one week in arrears.  In addition, you will be paid incentive compensation equal to ½ of 1% of our Girbaud net full price sales in excess of $40 million shipped in the year 2002.  This incentive formula will also remain in effect for calendar years 2003 and 2004 after which it will be reviewed and determined by the Company annually.

3.                                       I will recommend to the Board of Directors that you be awarded an additional 35,000 options to acquire stock of the Company after a one year vesting period (subject to availability of such options and Board approval).  The options will be issued at market price at the time of issue.  I will make this recommendation after the next Annual Meeting of Shareholders.

4.                                       If you are terminated, you will be entitled to receive the continuation of six months base salary as severance compensation and, if you are terminated without cause, you will also be entitled to receive the incentive compensation for the year in which you were terminated (pro-rated for the number of days in the year which have elapsed prior to termination).

5.                                       You will continue to be eligible for three weeks annual paid vacation which during the year 2000 will run through the three-week period ending July 23rd.

If this letter is consistent with your understanding, please sign one copy and retain the other for your records.  We look forward to having you continue as part of our team.

Sincerely,
Accepted:	/s/ Danielle Lambert
	Danielle Lambert	/s/ Robert J. Arnot

Date:	June 12, 2002	Robert J. Arnot
President and CEO